ADDENDUM NO. FOUR TO EMPLOYMENT AGREEMENT

This Addendum Number Four (this “Addendum”) to the Employment Agreement dated April 17, 2020, as amended as of October 15, 2020, April 15, 2021 and March 15, 2022 (the “Employment Agreement”) that was entered into by and between IMMUNIC, INC., a Delaware corporation (the “Company”), and DUANE NASH (the “Executive”), is entered into as of December 28, 2022. Defined terms used, but not defined, herein shall have the meaning set forth in the Employment Agreement.

WHEREAS, the Executive agreed to serve in the capacity of Executive Chairman of the Board of Directors of the Company (“Board”), pursuant to the terms of the Employment Agreement, until December 31, 2022 or such later date as shall be mutually agreed to in writing by the Executive and the Company; and

WHEREAS, the Executive and the Company have agreed to extend the term of the Executive’s service as the Executive Chairman of the Board until December 31, 2023 subject to the terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration, the Company and the Executive hereby agree as follows:

1.       Term of Employment. The Company and the Executive hereby agree to extend the Term of Employment from December 31, 2022 to December 31, 2023 with a Base Salary of $30,250 per month (which includes the cash retainer payable for serving on the Company’s Board or for acting as the Chairman of the Board). All other terms of the Employment Agreement shall remain the same and Section 12 (Miscellaneous) of the Employment Agreement is deemed incorporated herein to this Addendum.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the 28th day of December 2022.

IMMUNIC, INC.

By:	/s/ Daniel Vitt
Name:	Daniel Vitt
Title:	Chief Executive Officer

EXECUTIVE

/s/ Duane Nash
Duane Nash